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[Letterhead of St. Paul Bancorp Inc.]


FOR IMMEDIATE RELEASE

                                                    Contact:   Susan H. Fisher
                                                               (312) 804-2284



            ST. PAUL MOURNS DEATH OF VICE CHAIRMAN FAUSTIN A. PIPAL


Chicago, IL, January 18, 1994 -- St. Paul Bancorp, Inc. (NASDAQ: SPBC), the holding company for Chicago-based St. Paul Federal Bank For Savings, mourns the passing of Faustin A. Pipal, former Chairman of its Board of Directors. Mr. Pipal, 72, died in his sleep on January 17, 1994, while accompanying his sons on a visit to the Chicago Cubs' Fantasy Baseball Camp in Mesa, Arizona. At the time of this death, Mr. Pipal served as Vice Chairman of St. Paul's Board of Directors.

Born and raised in Chicago, Mr. Pipal joined St. Paul Federal in 1962 as Vice President of Administration, was appointed President and Chief Executive Officer in 1968, and was named Chairman of the Board in 1971. He served as Chief Executive Officer through 1982
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and Chairman of the Board through 1989, when he was elected Vice Chairman of the Board. After receiving his juris doctor degree from Boston College Law School, Mr. Pipal held the position of Vice President-Operations with Talman Federal Savings and Loan Association (currently LaSalle Talman Bank, F.S.B.).

In addition to his distinguished career within the financial services industry, Mr. Pipal was perhaps best known for his commitment to improving living standards and the overall quality of life within the local community. At the time of his death, Mr. Pipal served as a director of the Austin Career Education Center, Institute of Urban Life, Neighborhood Housing Services of Chicago, and the Institute of Rehabilitation Engineering. Mr. Pipal was the founder and former chairman of the Chicago Area Renewal Effort Services Corporation (RESCORP), as well as a former director of Illinois Benedictine College, where he helped found the Institute for Management (IFM), a non-degreed Certificate of Management program. He served from 1985 through 1992 as a trustee of the Adler School of Professional Psychology (Chicago).

 Mr. Pipal also served as a director of the Bonaventure House and was a director of the former Mayslake Retreat House in Oak Brook. He was a former director of the Metropolitan Housing and Planning Council and was a founding director of Business Executives for
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Economic Justice (BEEJ).

"Faustin Pipal lived a full and exemplary life, devoted to the community, the financial services industry, his country and, above all, to his family and to his religion," said Joseph C. Scully, Chairman of the Board and Chief Executive Officer, who succeeded Mr. Pipal as CEO in 1982 and as Chairman in 1989. "His wise counsel and leadership in St. Paul's development contributed much to our heritage of success and will be deeply missed."

Mr. Pipal was a Knight of Malta. He was a past president of the Federal Savings and Loan Council of Illinois, past director of the Federal Home Loan
Bank of Chicago, and was a member of the Illinois Bar Association.   Mr. Pipal
was a member of St. John of the Cross Parish in Western Springs, Illinois. In addition, he served proudly as a Naval aviator during World War II.

Mr. Pipal is survived by his wife, Florence C. Pipal, a registered nurse at Hinsdale Hospital; four children; three step-children; and eight grandchildren.

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